Item 77Q2 and Sub-Item 102P2 DWS
Municipal Income Trust (the "Fund")

Based on a review of reports filed by the Fund's trustees and executive officers, the investment advisor, officers and directors of the investment advisor, affiliated persons of the investment advisor and beneficial holders of 10% or more of the Fund's outstanding stock, and written representations by the Reporting Persons that no year-end reports were required for such persons, all filings required by Section 16(a) of the Securities and Exchange Act of 1934 for the fiscal period ended November 30, 2009 were timely, except that Philip Condon, a portfolio manager of the Fund, filed a Form 4 late.